Exhibit 10.29

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

(1) CAMBRIDGE LABORATORIES LIMITED

trading as

CAMBRIDGE LABORATORIES IRELAND

and

(2) LABORATOIRES FOURNIER SA

CONTRACT MANUFACTURE AGREEMENT

CONTRACT MANUFACTURE AGREEMENT

THIS AGREEMENT is made the 9th day of May 2005 (the “Effective Date”)

BETWEEN

(1)                                  Cambridge Laboratories Limited, a company incorporated in England whose registered office is located at 17 Hanover Square, London WIS 1HU trading as Cambridge Laboratories Ireland with offices at Alexandra House, The Sweepstakes, Ballsbridge, Dublin 4, Ireland (“Cambridge”)

and

(2)                                  Laboratoires Fournier SA a company incorporated in France whose registered office is at 42 rue de Longvic, 21300 Chenôve, France (“Manufacturer”)

RECITALS:

(A)                              Manufacturer is a pharmaceutical company, with activities in the area of the manufacture, assembly and packaging of pharmaceutical products.

(B)                                Cambridge is a pharmaceutical company, with activities in the marketing and sales of pharmaceutical products, including the Product as defined hereunder.

(C)                                Cambridge wishes Manufacturer to manufacture the Product on its behalf and Manufacturer is willing to Manufacture the Product on the terms and conditions hereinafter set out.

THE PARTIES AGREE AS FOLLOWS:

1                                         Definitions

1.1                                 In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

“Active Substance”	means tetrabenazine

“Affiliates”

means in respect of each party any company which at the relevant time is controlled, controlling or under common control with such party. For the purposes of this definition, control means the direct or indirect ownership of: (a) a majority of the voting rights in such party; or (b) the right to appoint or remove a majority of its board of directors;

“Agreement”	means this Contract Manufacture Agreement, along with its recitals and Schedules hereto.

“Batch”

means a uniquely identified or identifiable quantity of raw materials, starting materials, packaging materials or Product which has been processed in one process or series of processes to the extent that such quantity could be expected to be homogeneous;

“Certificate of Analysis”	means a document stating that the results of the laboratory analysis of the Product, packaging materials or Raw Materials conforms with the Specifications;

“Certificate of Conformance”

means a document signed by a Qualified Person stating and confirming that the Product or product to which such document refers has been Manufactured in accordance with the Specifications (and referencing the Regulatory Approval number, if applicable) and GMP;

“Cost of Production”	means, as relevant to the context in which the phrase is used, both the individual and overall cost of material, equipment, labour and direct overheads to Manufacturer in Manufacturing the Product;

“Defect”	means a non-compliance of the Product with the Specifications caused by the failure by Manufacturer to comply with GMP, the Specifications or the Technical Conditions;

“Firm Period”	means the binding element of the Vendor’s Schedule, being the first {***}† months thereof;

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Force Majeure”

means, in relation to either party, any strike, lock-out or other form of industrial action, civil commotion, Act of God, fire, explosion, flood, failure of utilities, war or hostilities, acts of Government or Government appointed agents, embargoes or other export restrictions, or perils of the sea, or any circumstance beyond the reasonable control of that party;

“Forecast”	means the non-binding element of the Vendor’s Schedule, being the last eight months thereof;

“GMP”

means, as relevant to the Product, the principles and guidelines of good manufacturing practice as contained in a directive 2003/94/EC (medicinal products for human use), as such principles and guidelines are interpreted and expanded in “The Rules Governing Medicinal Products in the European Community, Volume IV. Good Manufacturing Practice for Medicinal Products”, together with those rules and guidelines contained in the United States Code of Federal Regulations (Title 21, Parts 210-211, 600 and 610);

“Information”

means any information, technology, know how, data or commercial information of a confidential and proprietary nature relating to a party’s business, products, intellectual property or services, including without limiting the foregoing, the Technical Information, Specifications and Product price data;

“Manufacture”

means, following Validation, the production of the Product from the Raw Materials and the Active Substance and includes manufacturing, formulating, assembling, packaging, labelling, storage, handling, use, testing and quality control;

“Manufacturing Specifications”

means the processes, instructions, assays, in process testing requirements, finished product testing requirements and other information required to Manufacture the Product as set forth in the Specifications

“Packaging Specifications”

means the specifications for the labelling and packaging of the Product set forth in the Specifications. The parties acknowledge that there are a number of different Packaging Specifications that relate to the Product to be supplied;

“Product”	means the product containing the Active Substance and described in the Specifications;

“Product Specifications”	means the specifications for the Product set forth in the Specifications;

Protocol

means the document setting forth the rules, standards, performances and goals expected of the Validation as determined by Manufacturer after transfer of the Technical Information referred to in Article 2.3 hereof and agreed and approved by Cambridge.

“Qualified Person”	means the person so designated in accordance with EEC Directive 75/319;

“Raw Materials”	means the raw materials specified in the Specifications;

“Raw Materials Specifications”	means the specifications or requirements for the Raw Materials as set forth in the Specifications.

“Regulatory Approval”

means any product licence, marketing authorisation or clinical trials certificate or equivalent issued for the Product by the relevant Regulatory Authority and in terms permitting, as appropriate, the importation, distribution, sale, marketing or use of the Product;

“Regulatory Authority”

means the Irish Medicines Board and the French Regulatory Authority or any equivalent competent body in any jurisdiction as relevant to the Product and the territories in which the Product is to be marketed or used with the exception of Japan;

“Specifications”

means the Manufacturing Specifications, the Packaging Specifications, the Raw Materials Specifications and the Product Specifications set forth in the document entitled “Schedule 2 Specification” signed on even date and amended from time to time in accordance with the terms of this Agreement;

“Technical Conditions”

means the Technical Conditions setting out or otherwise identifying the Specifications for the Product which are annexed as Schedule 1 hereto. The Technical Conditions may be modified from time to time by mutual written agreement between the parties;

“Technical Information”

means all know-how, registration data, experience, instructions, standards, methods, test and trial results, manufacturing processes, hazard assessments, quality control standards, formulae, specifications, storage data, samples, drawings, designs, descriptions of packaging materials and all other relevant information relating to the Product, the Raw Materials, the Active Substance or the Manufacture, storage, packaging, shipping, handling or use of the Product, Raw Materials and Active Substance;

“Trade Mark(s)”	means the trade mark(s) set out in Schedule 4 which are either owned by Cambridge or to which Cambridge has the necessary right of use;

“Validation”

means the process of proving the reproducibility, efficacy, and repeatability of all procedures, processes, equipment, materials, testing equipment, tests, activity or system and the ability thereof to Manufacture the Product in accordance with the principles of GMP, the Specifications and the Protocol to the satisfaction of the Manufacturer;

“Vendor’s Schedule”

means Cambridge’s 12 months rolling requirements for supply of the Product for the period of twelve (12) calendar months as from the date on which it is sent to Manufacturer, and which shall be comprised of a binding Firm Period and a non-binding Forecast. The Vendor Schedule shall specify requirements for both the 12.5 mg and the 25 mg strengths of the Product and the different packaging for the Product.

“Commercial Packs”

means all Product for which Manufacturer has carried out the Manufacture, including primary and secondary packaging, destined for the territories as indicated on the list set forth in Schedule 5 hereto.

“Export Packs”	means all Product for which the Manufacturer has not done secondary packaging and which is intended for the territories indicated on the list set forth in Schedule 5 hereto.

1.2                                 Any reference in this Agreement to “writing” or cognate expressions includes a reference to mail, telex, cable, facsimile transmission or comparable means of communication.

1.3                                 Words in this Agreement importing the singular meaning shall where the context so admits include the plural meaning and vice versa.

1.4                                 The headings in this Agreement are for convenience only and shall not affect its interpretation.

2                                         Technology Transfer

2.1                                 Within 2 weeks after the signature of this Agreement, and prior to Manufacturer’s obligations to Manufacture the Product hereunder arising, Cambridge will supply and transfer to Manufacturer all the Technical Information that it has in its possession or control to enable Manufacturer to Manufacture and adequately transport the Product, the Raw Materials and the Active Substance in accordance with the Specifications, GMP and this Agreement and more generally to fulfil all of its obligations hereunder.

2.2                                 As from the date of signature hereof and throughout the Validation process, Cambridge will promptly provide such technical assistance as may reasonably be requested to enable the effective transfer of the Technical Information referred to in clause 2.1 and to enable the Manufacturer to carry out the Validation and Manufacture the Product.

2.3                                 Upon receipt of such Technical Information and technical assistance, Manufacturer shall carry out Validation of the process of Manufacture in accordance with the Protocol.

2.4                                 In accordance with the Protocol, Manufacturer shall Manufacture three (3) Validation Batches of the Product in accordance with the Specifications for use in the Validation process. This Validation process may include Stability Studies to current ICH standards.

2.5                                 Notwithstanding anything else herein contained, should (i) Validation of the process of Manufacture not be proven in accordance with the Protocol; (ii) should Manufacturer be unable for whatever reason to Manufacture the Product in accordance with the Technical Conditions, the Specifications, or this Agreement, or (iii) the Regulatory Authorities not approve the Product, the parties shall meet and discuss the issues and the means by which any problems may be resolved. If the issues preventing the Validation are not able to be overcome to the satisfaction of Cambridge, Cambridge may terminate this Agreement on provision of at least 1 month’s written notice and the provisions set forth in Article 13 shall apply. Manufacturer may terminate this Agreement during or at the end of the Validation process in the event that Validation is not carried out to Manufacturer’s satisfaction and the provisions set forth in Article 13 shall apply.

2.6                                 Cambridge shall pay Manufacturer for the Validation in accordance with Part A of Schedule 3. For the sake of clarity, if the Validation is unsuccessful Cambridge shall only be required to pay for those modules of the Validation process that were completed by Manufacturer prior to the failure, plus those other costs as set forth in Article 13 hereof.

3                                         Supply and use of the Active Substance

3.1                                 Cambridge will supply to Manufacturer in a timely manner, and at least 4 weeks in advance of Manufacturer’s requirement of any Active Substance, to enable Manufacturer to fulfil its obligations hereunder, free of charge, such quantities of the Active Substance as Manufacturer requires to Manufacture the quantities of the Product indicated in the Vendor’s Schedule.

3.2                                 Manufacturer shall keep full and accurate records of its inventory of the Active Substance and shall provide to Cambridge, on the last working day of each month, a report of its stock of the Active Substance, including work in progress and utilisation in the period. Cambridge has informed Manufacturer that Cambridge will over the course of the following years be moving to a fully integrated CFR 21 compliant electronic system. Cambridge will keep Manufacturer informed of its activities in this respect, in particular in the event that such activities may have an impact on Manufacturer’s activities hereunder. The parties agree to make their best efforts to ensure that their activities are CFR 21 compliant. In the event that there is a problem and Cambridge’s and Manufacturer’s CFR 21 systems are incompatible, Cambridge and Manufacturer will come together to discuss how to address such situation. If agreement as to how to address this situation cannot be reached between operational representatives of each party, either party may refer the matter for further discussion between the respective Chief Executive Officers.

3.3                                 Active Substance provided by Cambridge shall comply with the Specifications for such and shall be accompanied by a Certificate of Analysis from Cambridge’s Active Substance manufacturer. Cambridge warrants that the Active Substance manufacturer is a qualified pharmaceutical company, entitled to carry on its business and manufacture the Active Substance.

3.4                                 Manufacturer will store the Active Substance supplied by Cambridge in accordance with the Specifications and GMP and shall use such solely for the Manufacture of the Product in accordance with GMP, the Specifications and the Technical Conditions, for the purposes hereof. Notwithstanding the foregoing, to the extent possible given the Manufacturer’s needs for the purposes hereof, on Cambridge’s written request, Manufacturer will supply Active Substance to third parties designated by Cambridge for research and development work.

3.5                                 Manufacturer acknowledges that Cambridge is supplying the Active Substance for the Manufacture free of charge and agrees to compensate Cambridge for any costs incurred by Cambridge in replacing any Active Substance that has been rendered unusable due to the failure of Manufacturer to store the Active Substance in accordance with the Specifications and GMP, the negligence or wilful default of Manufacturer or in the event of waste in failing to comply with the Specifications, GMP and the Technical Conditions in the Manufacture of the Product. Following Validation, the parties may, by mutual agreement recorded in writing, adjust the acceptable waste percentage set forth in Article 12 of the Technical Conditions. The parties shall review the acceptable waste percentage annually. In the event that the Manufacturer has complied with the Specifications, the Technical Agreement and GMP but in doing so Manufacturer has exceeded the acceptable wastage percentage of Active Substance set forth in the Technical Conditions the parties shall review the reason for the excess and, if the parties agree that the Active Substance waste level of the Batch in question is an anomaly, they shall agree upon an equitable sharing of the cost of replacement of the excess Active Substance used in that Batch over the agreed waste percentage. In the event that Manufacturer has manufactured a Batch of Product in accordance with the Specifications, GMP and the Technical Agreement but the Batch nonetheless fails, the parties shall meet, as soon as is practicable after the Batch failure, to determine whether there is any solution aside from Manufacturing a replacement Batch from scratch. The parties shall agree upon an equitable sharing of the costs of whatever remedial action is agreed upon. Cambridge acknowledges that the requirement on Manufacturer to reimburse Active Substance that has been wasted will not apply in respect of Active Substance used in the Validation save in the event of negligence or wilful malfeasance on the part of Manufacturer.

3.6                                 In the event that Cambridge requests, in writing, that Manufacturer provide Active Substance to a third party for research and development work Cambridge shall pay Manufacturer for its reasonable and documented handling, storage and transportation costs, and shall hold Manufacturer harmless from any claims resulting from or relating to the use of the Active Substance in such context.

3.7                                 Cambridge shall retain title in any Active Substance until such Active Substance becomes incorporated in the Manufacture of the Product subject to Cambridge’s insurance obligations set forth in Article 10 hereof, save that such shall not limit Cambridge rights under clause 3.5 to seek compensation for the cost of replacement for wasted or misused Active Substance.

4                                         Contract Manufacture

4.1                                 Cambridge hereby appoints Manufacturer to Manufacture Cambridge’s requirement for the Product and Manufacturer accepts such appointment. During the period of this Agreement Manufacturer will Manufacture for Cambridge the Product in accordance with this Agreement.

4.2                                 Except as otherwise provided herein or specifically requested otherwise by Cambridge, Manufacturer shall source, at its cost, all Raw Materials other than the Active Substance.

4.3                                 Manufacturer represents, warrants and covenants that:

4.3.1                        it has and will use all best endeavours to maintain during the term of this Agreement, such authorisations from the Regulatory Authority in France as are necessary to enable it to manufacture the Product;

4.3.2                        it will conduct the Manufacture in accordance with GMP, the Specifications and the Technical Conditions;

4.3.3                        it will ensure that any Raw Materials employed by Manufacturer in the Manufacture and not supplied by or on behalf of Cambridge will at the time of use comply with the Specifications and that it has Certificates of Conformance to confirm such where applicable;

4.3.4                        In the event that Manufacturer receives, in relation to the Product, any 483 Notice, warning letter from FDA or any similar notice from any other Regulatory Authority or government agency where a failure to comply with such could result in Manufacturer being unable to perform its obligations under this Agreement or any other communication from any Regulatory Authority pertaining directly or indirectly to the manufacture of the Product (hereinafter “Regulatory Notices”), Manufacturer shall use commercially reasonable endeavours to send to Cambridge, within five (5) working days following receipt of such Regulatory Notice and in any event no later than ten (10) working days following receipt of such, edited copies of such Regulatory Notices (removing only those words which would result in breach of confidentiality obligations to any third party) and to notify Cambridge of any requirements set forth in those Regulatory Notices that it is going to be unable to rectify within the time frame set forth for rectification in the Regulatory Notice. Manufacturer shall, save as set forth above, use commercially reasonable endeavours to rectify any matters set forth in any Regulatory Notice in the time frame set forth for rectification of the issue in the Regulatory Notice or other time frame, if and as agreed upon with the Regulatory Authority or government agency. If Cambridge has received notification from Manufacturer that it is going to be unable to rectify certain matters raised in any Regulatory Notice within the time frame for rectification and that this would render Manufacturer unable to further Manufacture the Product within a reasonable timeframe, Cambridge shall have the right to terminate this Agreement.

4.4                                 Cambridge represents, warrants and covenants that:

4.4.1                        it will be responsible for assessing and confirms that it has assessed the competence of Manufacturer to carry out the Manufacture of the Product in accordance with GMP;

4.4.2                        it has notified Manufacturer of any special requirements in respect of record- keeping that may be necessary to comply with Cambridge’s adverse event/defect/recall procedure;

4.4.3                        it shall notify Manufacturer of any hazards to the health or safety of any personnel of Manufacturer and Cambridge shall keep Manufacturer so advised throughout the continuance of this Agreement.

4.4.4                        the Technical Information that it will provide to the Manufacturer is to the best of its knowledge true, exact, complete and sufficient for the purposes hereof and has been used successfully by two other manufacturers in the manufacture of the Product,

4.4.5                        the Specifications are to the best of its knowledge true, exact and complete and sufficient to Manufacture the Product in accordance with the purposes hereof and have been successfully used by two other manufacturers in the manufacture of the Product;

4.4.6                        it holds the rights in and to the Technical Information, the Product, the Active Substance and the Product packaging to enable the Manufacturer to Manufacture the Product and to perform its obligations hereunder,

4.4.7                        that, to the best of its knowledge and belief, the Technical Information, Product, Product packaging, Active Substance, Manufacture and Raw Materials do not infringe the rights of any third party, and that the Manufacturer may freely use them for the purposes hereof and that it has not at any time in the past 10 years received any claim from any third party that any of the aforementioned items or actions infringe their intellectual property rights.

5                                         Technical Conditions

5.1                                 The respective responsibilities of Manufacturer and Cambridge relating to the Manufacture of the Product, the way in which each Batch of the Product is to be Manufactured and checked for compliance with and adherence to the appropriate Specifications and GMP, the responsibility for purchasing materials, testing and releasing materials and undertaking production and quality control including in-process controls as well as sampling and analysis shall be as specified in the Technical Conditions.

5.2                                 Subject to Cambridge complying in all respects with its obligations under this Agreement, Manufacturer shall be responsible for ensuring the safe operation of the process of Manufacture of the Production in its premises.

5.3                                 Any alteration to the Technical Conditions must be agreed between the parties and such agreement will include but not be limited to agreeing the implications of such alterations on the Cost of Production and the cost of Validation thereof. Should no agreement be reached, the escalation provisions of clause 15 shall apply.

6                                         Duration

6.1                                 Unless sooner terminated as hereinafter provided, this Agreement shall come into force on the Effective Date hereof and shall continue in force for a minimum period of seven (7) years. This Agreement may be renewed for an open-ended term by either party providing notice of renewal to the party at least 18 months prior to the end of such seven-year period. If either party wishes to terminate on the seventh anniversary of the Effective Date it must provide no less than 18 months’ written notice of such to the other party to expire on the seventh anniversary of the Effective Date. Notwithstanding the foregoing, in the event that no notice of renewal or of termination is sent by either party by the deadlines set forth in this Article, the Agreement shall expire at the end of such seven (7) year period. If renewed, it shall continue until terminated by either party giving to the other not less than 18 months’ notice.

7                                         Vendor’s Schedule Forecast and Supply

7.1                                 During the term of this Agreement and following Validation Cambridge will submit to Manufacturer Vendor’s Schedules. The first Vendor’s Schedule shall be submitted to Manufacturer within seven (7) days of the successful completion of that Validation and shall cover the twelve (12) calendar months from that date. Thereafter Vendor’s Schedules will be submitted each month by no later than the twentieth (20th) day of each calendar month, specifying Cambridge’s anticipated requirements for Product in calendar monthly periods for the relevant twelve (12) month period covered by the Vendor’s Schedule.

7.2                                 The first Vendor’s Schedule submitted to Manufacturer shall be accompanied by purchase orders covering the Firm Period of such Vendor’s Schedule. All subsequent Vendor’s Schedules submitted shall be accompanied by purchase orders covering the relevant amount of Product indicated as being required in the last month of the Firm Period and stating a date for delivery consistent with the Firm Period and which delivery date must be at least thirteen (13) weeks from the date of receipt by Manufacturer of such purchase order. The quantity set forth in the Firm Period may not be altered. The quantity set forth in the Forecast may be altered by Cambridge within a range of plus or minus {***}† for months {***}†, plus or minus {***}† for the months thereafter. Manufacturer shall notify Cambridge of its receipt of any purchase order and acceptance of such delivery date in writing within five (5) working days of receipt. Unless inconsistent with the aforementioned restrictions on the Firm Period and agreed percentage changes in the Forecast, all such purchase orders (“Firm Period Orders”) shall be confirmed by Manufacturer and shall be binding on Manufacturer. If Cambridge requires and orders

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

additional quantities of the Product over and above those set forth in the Firm Period, Manufacturer shall use reasonable endeavours to fulfil that order. Notwithstanding the foregoing, the parties acknowledge that, within two (2) weeks of the end of Validation, Manufacturer will notify Cambridge in writing of the maximum quantity of the Product Manufacturer can Manufacture in any year and/or, if applicable, per purchase order (hereinafter “Manufacturer’s Annual Production Capacity”) and Manufacturer shall not be obliged to fulfil any orders, whether Firm Period Orders or other orders, for quantities ordered in excess of Manufacturer’s Annual Production Capacity”. If Manufacturer receives an order from Cambridge where the quantity ordered or any part of that quantity would result in Manufacturer’s Annual Production Capacity being exceeded it shall notify Cambridge of such as soon as is commercially practical. Each order placed by Cambridge must be for one full batch or any whole number multiple of full batches of Product. Manufacturer shall not be obliged to fulfil orders for partial batches of Product.

7.3                                 The Product is supplied by Manufacturer Ex-works (EXW) (Incoterms 2000). Time for delivery in respect of Firm Period Orders is of the essence. Manufacturer shall deliver EXW any Firm Period Orders on or before the delivery date. Manufacturer shall make its commercially reasonable efforts to deliver the Products ordered other than in Firm Period Orders on or before the delivery date set forth in the relevant order. Notwithstanding the foregoing, Manufacturer’s obligation of delivery is contingent upon Manufacturer having received Cambridge’s notice provided under clause 7.5. Upon the earlier of (a) receipt by Manufacturer of Cambridge’s notice to be provided under clause 7.5 or (b) the agreed delivery date for any order, Manufacturer may deliver the Product and render to Cambridge an invoice for the quantity of the Product ordered. Title to the Product shall be and remain with Manufacturer unless and until Cambridge has paid in full for the Product and any other Product supplied hereunder.

7.4                                 Each batch of the Product Manufactured shall be numbered in accordance with Manufacturer’s batch numbering SOP full written details of which shall be provided to Cambridge and each Batch supplied shall be identified with its Batch number.

7.5                                 Prior to delivery of each Batch of Export Pack to be supplied, Manufacturer shall supply to Cambridge a Certificate of Analysis and a Certificate of Conformance signed by the Manufacturer’s Qualified Person, the samples and a summary of the Batch Manufacturing records. Prior to delivery of each Batch of Commercial Pack to be supplied, Manufacturer shall supply to Cambridge a Certificate of Analysis, a Certificate of Conformance and a release statement signed by the Manufacturer’s Qualified Person, the samples and a summary of the Batch Manufacturing records. Cambridge will, at least 5 business days prior to scheduled delivery date of each Batch, notify Manufacturer whether, based on the information provided by Manufacturer pertaining to that Batch as set forth above in this clause, Cambridge is prepared without prejudice to its rights hereunder to take delivery of that Batch.

7.6                                 Any Defects shall be reported to Manufacturer in writing promptly after discovery. Unless there is a dispute between the parties as to the cause of the Defect in the Product (in which case clauses 7.7 and 7.8 shall apply) Manufacturer shall use its commercially reasonable efforts to Manufacture and deliver to Cambridge within six (6) weeks of such reporting by Cambridge, at no charge, a sufficient quantity of the Product to replace the defective Batch or Batches.

7.7                                 If there is any dispute concerning whether Product complies with the Specifications or whether such failure is due (in whole or in part) to acts or omissions of Cambridge after delivery of Product, a sample of the rejected Product and a sample retained by Manufacturer as set forth above shall be exchanged between Cambridge and Manufacturer for a counter-check. If such counter-check does not resolve the dispute, a sample of the rejected Product and a sample retained by Manufacturer shall be submitted to an independent, qualified third-party laboratory that is mutually acceptable and selected by the Parties promptly in good faith. The test result obtained by such laboratory shall determine whether the rejected Product fails to comply with the Specifications due to acts or omissions of Cambridge after delivery of the Product or acts or omissions of Manufacturer prior to delivery of the Product and such laboratory’s determinations shall be final and determinative for purposes of this Agreement save for manifest error on the face of decision. The Party against whom the laboratory rules shall bear all costs of the third party laboratory activities.

7.8                                 If it is determined pursuant to clause 7.7 above that the Product does not conform to the Specifications due to the default of Manufacturer then Manufacturer shall Manufacture and deliver to Cambridge, at no charge, a sufficient quantity of the Product to replace the defective Batch or Batches. For the sake of clarity the provisions of clause 3.5 shall apply in respect of the cost of replacement of wasted Active Substance. If Cambridge accepts that the relevant Batches of Product were Manufactured in accordance with the Specifications or that any defect did not arise due to Manufacturer’s default Manufacturer shall Manufacture and deliver to Cambridge, at the usual cost, a sufficient quantity of the Product to replace the defective Batch or Batches.

7.9                                 After the period of Validation, Manufacturer agrees to maintain a safety stock of Export Pack Product. The amount of such safety stock shall be determined at the beginning of each calendar year as an amount equal to one month’s average Product requirements as stipulated in Cambridge’s Forecast for such calendar year.

8                                         Intellectual Property and Improvements

8.1                                 Cambridge hereby authorises Manufacturer to use the Trade Marks and Cambridge’s other intellectual property on or in relation to the Product for the purpose only of exercising its rights and performing its obligations under this Agreement. All data and intellectual property and other rights pertaining to the data arising from the Validation work and on-going stability and quality conformance work carried out by Manufacturer shall be the property of Cambridge.

8.2                                 Each party hereby acknowledges that it shall not acquire any rights in respect of any of the other party’s intellectual property in relation to the Product or the Manufacture thereof or of the goodwill associated therewith.

8.3                                 Except as is necessary for the proper performance of this Agreement by the parties, no licence, express or implied, is granted by this Agreement by either party to the other under any of its intellectual property rights.

8.4                                 Cambridge authorises the Manufacturer to place Manufacturer’s company name and address on the Product packaging and leaflet with an indication that it is the manufacturer of the Product if so required by law.

9                                         Prices

9.1                                 All orders for the Product for the eighteen (18) months following validation will be at the prices set forth in part B of Schedule 3.

9.2                                 Following the period set forth in clause 9.1, Manufacturer may review the price annually in accordance with the INSEE index number 064688387 (pharmacy perfumery and maintenance industries salaries index) for the preceding month of June (published the following September). In the event that the increase in Cost of Production and Raw Material costs exceed the amount of such index, Manufacturer shall provide written evidence to Cambridge of such increases in the Costs of Production and Raw Materials and the parties shall meet to discuss that increase, the impact on the Costs of Production and ways in which that increase might be off-set including but not limited to, for example, alternative sources of supply of the Raw Material in question. If, after going through that process the parties find that the exceptional increase cannot be fully offset, the matter shall be referred for further discussion initially to the Chief Financial Officers of both parties and, if necessary, to the Chief Executive Officers of both parties. If resolution as to how to deal with the exceptional cost increase has not been reached following discussion between the Chief Executive Officers, either party may terminate this Agreement on provision of ninety (90) days written notice.

9.3                                 Invoices will be submitted to Cambridge when the Product has been delivered in accordance with clauses 7.3 and 7.5. Cambridge will, save as set forth below, pay to Manufacturer the full invoice value for the Product within forty five (45) days after the date of the invoice or forty five (45) days after the date of delivery of the Product, whichever is the later. Payment will be made direct into Manufacturer’s bank account by bank transfer and Manufacturer will provide Cambridge with the necessary details of Manufacturer’s bank account and will take whatever actions are necessary to facilitate payment by bank transfer.

10                                  Limitation of Liability, Indemnity and Insurance

10.1                           Manufacturer indemnifies and shall keep Cambridge and its Affiliates indemnified against all third party claims, actions, judgments, damages or lawsuits (including costs or expenses or professional fees) brought against Cambridge and or its Affiliates to the extent and arising out of any breach of this Agreement by Manufacturer or any wilful or negligent act or omission of Manufacturer or its employees in the Manufacture of the Product.

10.2                           Cambridge and/or its Affiliates indemnifies and shall keep Manufacturer and its Affiliates indemnified against all third party claims, actions, judgments, damages or lawsuits (including costs or expenses or professional fees) brought against Manufacturer and/or its Affiliates to the extent and arising out of (i) any breach of this Agreement by Cambridge and/or its Affiliates; (ii) or any negligent or wilful act or omission of Cambridge and/or its Affiliates, its employees or agents (including but not limited to in researching and developing the Product or in supplying the Active Substance and Raw Materials); (iii) any intellectual property rights covering the Product, Product packaging, Active Substance and/or Raw Materials; and (iv) any error, inaccuracy, inexactitude, or incompleteness in the Specifications.

10.3                           Manufacturer shall indemnify, defend and hold harmless, Cambridge and/or its Affiliates from and against all third party claims, actions, judgments, damages, lawsuits, and related costs and expenses made or brought against Cambridge and/or its Affiliates in respect of bodily injury or death caused by or attributed to the Product insofar as they arise out of: (a) the contamination of the Product manufactured by Manufacturer while in the custody or control of Manufacturer, (b) the failure of Manufacturer to manufacture, store, handle or ship the Product in accordance with the Specifications or the GMPs.

10.4                           Cambridge and/or its Affiliates shall indemnify, defend and hold harmless Manufacturer and/or its Affiliates against all third party claims, actions, judgments, damages, lawsuits and related costs and expenses made or brought against Manufacturer and/or its Affiliates in respect of bodily injury or death caused by or attributed to the Product, the Raw Materials or the Active Substance, including but not limited to product liability claims, the sale of the Product, Product labelling, and any claims related to the inherent physiological properties of such substances, except and to the extent provided in Articles 10.1 and 10.3 above.

10.5                           NO OTHER WARRANTY. EXCEPT AS SET FORTH IN CLAUSES 4, 7 AND THIS CLAUSE 10, MANUFACTURER IS MANUFACTURING AND SUPPLYING THE PRODUCT HEREUNDER ON AN “AS IS” BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS.

10.6                           The party claiming the benefit of any indemnity hereunder must promptly notify the other of any claim, not accept any compromise or settlement of such claim or take any material steps in relation to such claim without the prior consent of the other party and shall co-operate fully with the other party in the handling of any such claim.

10.7                           Without prejudice to the obligation of either party to indemnify the other against claims by a third party, under no circumstance shall either party be liable to the other in contract, tort (including negligence or breach of statutory duty) or otherwise howsoever to the other (i) for any increased costs or expenses, (ii) for any loss of profit, business, contracts revenues or anticipated savings, or (iii) for any special, indirect, incidental, punitive or consequential loss or damage of any nature whatsoever, whether occasioned by the negligence of the respective parties, their employees or agents or otherwise. Notwithstanding the foregoing, in the event that Manufacturer breaches clause 11 by intentionally or negligently (a) using Cambridge’s Information pertaining to the Manufacture of the Product to Manufacture the Product and sell it or otherwise provide it to a third party other than with Cambridge’s express written consent, or (b) using Cambridge’s Information pertaining to the Manufacture, of the Product or any part of it to manufacture a competing product containing tetrabenazine, or (c) providing Cambridge’s Information pertaining to the Manufacture of the Product or any part of it to a third party to enable them to manufacture the Product or a competing product containing tetrabenazine, the limitations of liability set forth in clause 10.7 above shall not apply in respect of such a breach but Manufacturer’s liability shall be limited to a maximum amount of {***}†. The parties also acknowledge that the limitations of liability mentioned in this clause 10.7(i), (ii) and (iii) shall, when the losses, damages, costs, liabilities or expenses incurred by a party arise from the grossly negligent or wilfully malfeasant acts of the employees of the other party, (y) not apply in respect of bodily injury or death or (z) apply up to a maximum of {***}† Euro in respect of all other claims other than bodily injury or death.

10.8                           The parties undertake to ensure that they have in place and maintain throughout the Term and for a period of 5 years thereafter, product liability insurance with a reputable insurer or self insurance in an amount which the parties agree is appropriate for their business, the type of product which is the subject of this Agreement and the territories in which the Product will be sold and for their obligations under this Agreement. Further to the preceding sentence (a) Fournier shall hold product liability insurance of no less than 50 million Euros in respect of Product sold in the United States and 20 million Euros in respect of Product sold outside the United States, and (b) in respect of Product sold in the United States, Cambridge shall ensure it holds product liability insurance of no less than 20 million Euros and shall use  commercially reasonable endeavours to ensure its US Distributor holds no less than 30 million Euros product liability insurance and (c) in respect of Product sold outside the United States Cambridge shall ensure it holds product liability insurance of no less than 10 million Euros and shall use commercially reasonable endeavours to ensure its distributors in those countries hold no less than 10 million Euros. Cambridge shall provide adequate insurance with a reputable insurer or self insurance to cover the Active Substance while on the Manufacturer’s premises. Manufacturer will fully co-operate with Cambridge in respect of permitting access for inspections and providing information to Cambridge or its insurer for the purposes of acquiring and maintaining such insurance. Each party shall provide to the other on request evidence of the existence and maintenance of such cover.

10.9                           Each party shall provide the other party with a certificate or certificates from the insurance company verifying the above and shall notify the other party in writing at least 30 days prior to the expiration or termination of such coverage.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

10.10       Three (3) months prior to the renewal of each party’s product liability insurance the parties shall share information about product liability risk in relation to the Product and shall discuss the extent of each others product liability coverage in respect of the Product.

10.11       In the event that the Active Substance is placed on the substance exclusion list and/or the Product is placed on the product exclusion list of the reinsurance treaties of either Swiss Re or Munich Re resulting in either or both parties being unable to obtain product liability insurance in respect of the Product or the cost of such product liability insurance to either or both parties significantly increasing, whichever party first becomes aware of that listing shall notify the other within two (2) working days and the parties shall, as soon as is practical but in any event no later than fifteen (15) days from the receipt of notice about the listing, meet to discuss the commercial risks to the parties from such a listing and whether the commercial risks are such that the parties no longer wish to continue with this Agreement. If agreement as to whether or not to continue with this Agreement cannot be reached within seven (7) days of the meeting between the parties the matter shall be referred to the Chief Executive Officers of both parties for discussion who shall discuss such within seven (7) days of referral of the matter to them. If the Chief Executive Officers are unable to reach agreement as to whether or not to continue with this Agreement within seven (7) days of them meeting, either party may terminate this Agreement on the provision of written notice. Throughout the duration of this consultation process the obligations on the parties under this Agreement shall be suspended.

11           Confidentiality

11.1         Each party (“Recipient”) agrees to maintain as secret and confidential all Information of the other party or its Affiliates obtained from or on behalf of the other (“Discloser”) pursuant to this Agreement or prior to and in contemplation of it, to respect Discloser’s proprietary rights therein, to use the same exclusively for the purpose of this Agreement and for no other use and to disclose the same only to those of its professional advisers, including legal financial and risk assessment advisers, authorised sub-contractors and employees to whom and to the extent that such disclosure is reasonably necessary for the purpose of this Agreement. For the sake of clarity the Specifications, the Certificates of Conformance, all Product related data arising from the Validation and all Batch documentation generated by Manufacturer in the Manufacture is confidential Information of Cambridge and shall not be used or disclosed by Manufacturer other than for the purposes of this Agreement and where necessary for disclosing to the relevant Regulatory Authorities in order to comply with regulatory requirements relating to the Product and its Manufacture by Manufacturer.

11.2         The foregoing obligations of clause 11.1 above shall not apply to Information which:

11.2.1      the Recipient can prove by documentary evidence was already in its possession or the possession of its Affiliates and not covered by any obligations of confidentiality to the other party before disclosure by Discloser. For the sake of clarity this exception shall not apply to any Information pertaining to the Product or the Active Substance or the business of Cambridge provided to Manufacturer by Cambridge or Synkem prior to the Effective Date;

11.2.2      is subsequently lawfully disclosed to the Recipient by a third party who has not derived it directly or indirectly from the Discloser or any of the Discloser’s Affiliates;

11.2.3      is or becomes generally available to the public (in printed publications in general circulation) through no act or default of Recipient or its agents or employees;

11.2.4      was independently developed by Discloser without any reference to the Information of the other party; and

11.2.5      Discloser is required to disclose by law.

11.3         Recipient shall allow access to the Discloser’s Information exclusively to those of its employees who have reasonable need to see and use it for the purposes of this Agreement and shall inform each of the said employees of the confidential nature of the Information and of the obligations on Recipient in respect thereof and ensure that each of its employees having access to the Information is contractually bound by obligations of confidentiality and shall take all reasonable steps to enforce such obligations.

11.4         In the event that Manufacturer accepts a contract from a third party to manufacture a competing product it shall ensure that appropriate measures are undertaken to ensure that Cambridge’s Information is not disclosed to such third party.

12           Termination

12.1         Either party may forthwith terminate this Agreement by written notice to the other if:

12.1.1      that other party is in material breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within 30 days of receipt of a written notice specifying the breach and requiring its remedy; or

12.1.2      an encumbrancer takes possession or an administrator, liquidator or receiver is appointed over the property or assets of that other party; or

12.1.3      that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order; or

12.1.4      that other party goes into liquidation except for the purposes of amalgamation or reconstruction and in such manner that the company resulting there from effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement.

12.2         Any waiver by either party of a breach of any provision of this Agreement shall not be considered a waiver of any subsequent breach of the same or any other provision.

12.3         The rights to terminate this Agreement given by this clause 12 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

13           Consequences of Termination

13.1         Termination of this Agreement for any reason shall not bring to an end any provisions of this Agreement which, in order to give effect to their meaning, need to survive its termination and such provisions shall remain in full force and effect thereafter and in particular but without limiting the scope of the foregoing obligations of the parties under clauses 8, 9,10,11,13 a15, 17 and 19.

13.2         On termination of this Agreement for any reason:

13.2.1      Cambridge shall notify Manufacturer whether it wishes Manufacturer to complete any ongoing Manufacture;

13.2.2      In the event that this Agreement is being terminated by Cambridge for failure by Manufacture to Manufacture in accordance with GMP and the Specifications and such failure has been either accepted by Manufacturer or objectively verified by a Regulatory Authority or independent laboratory, Cambridge shall be under no obligation to purchase or take delivery of or pay for any further Product.

13.2.3      subject to clause 13.2.1 each party shall deliver up to the other or destroy all materials, reports, and other documents (including copies thereof) in its possession or control containing Information of the other party, and each will cease to make use of the other’s Information;

13.2.4      Manufacturer shall return to Cambridge, at Cambridge’s cost, any unused and still viable Active Substance (other than the amount required to complete any orders in process if Cambridge so elects);

13.2.5      Subject to clauses 13.2.1 and 13.2.2, Cambridge shall pay for all the Product which has been ordered or is as listed in the Firm Period of the Vendor’s Schedule at prices then prevailing and shall take delivery of such Product as soon as possible when it is notified by Manufacturer that it is available for collection;

13.2.6      Cambridge may request to purchase at Manufacturer’s cost, and, if it exercises that option, Manufacturer will be obliged to supply all stocks of Raw Materials remaining in Manufacturer’s possession and which will not be used in the completing of any orders in process. Cambridge shall also be responsible for paying the Manufacturer’s storage, quality control and transportation costs it had incurred in relation to such Raw Materials following termination.

13.2.7      With respect to any capital expenditures on machines and equipment which may have been made for the Manufacturer to fulfil its obligations hereunder:

13.2.7.1           Manufacturer shall have first option to retain title to such machines and equipment. If Manufacturer exercises that option, no further amortization payments thereon shall be owing from Cambridge.

13.2.7.2           If Manufacturer does not exercise such option, and Cambridge wants to acquire the equipment then title and possession to the machines should pass to Cambridge and Cambridge shall pay to Manufacturer the unamortized amounts remaining on such machines and equipment as well as any related transfer costs (shipping, disassembly, etc.) and upon payment in full, such machines and equipment shall be transferred to Cambridge.

13.3         If neither party wishes to take or retain ownership of the machines:

13.3.1      Manufacturer shall use commercially reasonable efforts to sell the machines and obtain the best possible price for the machines.

13.3.2      If the sale is successful then following receipt of the proceeds of that sale, depending on the extent of the proceeds of sale either Cambridge shall pay to Manufacturer a sum equal to the unamortized amounts remaining on the machines less the proceeds from the sale of the machines or Manufacturer will pay to Cambridge a sum equal to the proceeds of sale less the unamortized amounts.

13.3.3      In the event that Manufacturer does not manage to sell the machines, Cambridge shall pay to Manufacturer the unamortized amounts remaining on such machines and equipment and related transfer costs and upon payment in full, title and possession to the machines shall pass to Cambridge.

14           Affiliates and Assignment

14.1         Manufacturer shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any of its Affiliates, and any act or omission of any such Affiliate shall for the purposes of this Agreement be deemed to be the act or omission of Manufacturer. For the purposes of such delegated performance Manufacturer shall be entitled to disclose only on a need to know basis Cambridge’s Information to employees of relevant Affiliates.

14.2         Cambridge is establishing a branch office in Ireland that will become an Affiliate of Cambridge. Manufacturer agrees to the obligations of Cambridge under this Agreement being performed by Cambridge Laboratories Ireland and, following incorporation of the Irish branch as an Affiliate, to have those obligations assigned to and performed by that Affiliate, provided that Cambridge remains liable to Manufacturer for the acts and omissions of the Affiliate and its compliance herewith. Cambridge shall notify Manufacturer once the Irish branch has been incorporated as an Affiliate. In addition Cambridge shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any of its Affiliates, and any act or omission of any such Affiliate shall for the purposes of this Agreement be deemed to be the act or omission of Cambridge.

14.3         Save as set forth above neither party shall be entitled to assign any of its rights or duties under this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed. For the sake of clarity if Manufacturer assigns the Agreement to a party to whom Cambridge has reasonable objections and has refused its consent Cambridge shall be entitled to terminate this agreement on provision of thirty (30) days written notice.

15           Escalation Provisions

15.1         The parties shall attempt to amicably resolve any dispute or disagreement arising in relation hereto before submitting such dispute or disagreement to the courts as follows:

15.1.1      the parties shall as soon as reasonably practicable commence good faith negotiations to resolve the dispute or disagreement;

15.1.2      should such good faith negotiations not take place or should such good faith negotiations not resolve the dispute or disagreement within a reasonable period, but in any event within twenty one (21) days of commencement of the negotiations, the dispute or disagreement shall immediately be referred to the respective Chief Executive Officers of the parties for their resolution;

15.1.3      should the respective Chief Executive Officers of the parties fail to resolve the dispute or disagreement within fourteen (14) days of it being referred to them, then either party may refer the dispute to the courts. Notwithstanding the foregoing, in the event that the dispute in question relates to whether the Product satisfies the Specifications or GMPs, then in accordance with Article 7.7 hereof, the dispute shall be referred to a qualified third party laboratory prior to submission to the courts.

16           Force Majeure

16.1         If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

16.2         Each party shall be deemed not to be in breach of this Agreement, nor otherwise be liable to the other by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.

16.3         If the Force Majeure in question prevails for a continuous period in excess of six months, the parties shall enter into bona fide discussions with a view to agreeing upon such alternative arrangements as may be fair and reasonable. If the parties cannot agree such alternative arrangements then either party shall be entitled to terminate this Agreement immediately by written notice.

17           Notices

17.1         Any notice or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent to the other by first class registered pre-paid post, telex, facsimile transmission or comparable means of communication to the following addresses:

If to Cambridge:

The Chief Financial Officer

Cambridge Laboratories Ireland

Alexandra House

The Sweepstakes

Ballsbridge

Dublin 4

Ireland

Fax (+) 353 631 9452

If to Fournier:

The Customer Services Manager

Laboratoires Fournier SA

Rue des Prés Potets

21121 Fontaine-les-Dijon

with a copy to

Director of Legal Affaires

Laboratoires Fournier SA

42 rue de Longvie

21300 Chenôve

Fax: 33 (0)3 80 44 7262

17.2         Any notice or other information given by post pursuant to clause 17.1 which is not returned to the sender as undelivered shall be deemed to have been given on the third day after the envelope containing the same was so posted. Proof that the envelope containing any such notice or information was properly addressed, pre-paid, registered and posted, and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

17.3         Any notice or other information sent by telex, cable, facsimile transmission or comparable means of communication shall be deemed to have been duly sent on the date of transmission, provided that a confirming copy thereof is sent by first class pre-paid post to the other party at the address referred to in clause 17.1 within 24 hours after transmission.

18           Liaison

18.1         Upon signature of this Agreement the parties will each identify in writing the person responsible for the day to day operation of this Agreement including production planning relating to forecast requirements.

19           General

19.1         Nothing in this Agreement shall create, or be deemed to create, a partnership, joint venture or other common interest grouping between the parties.

19.2         The Schedules and Recitals hereto form an integral part of this Agreement. This Agreement, its Schedules and Recitals contain the entire agreement between the parties with respect to its subject matter, supersedes all previous agreements and understandings between the parties, with the exception of the Confidentiality Agreement entered into on 19 February 2004, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties

19.3         Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of or in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and accordingly all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

19.4         If any provision of this Agreement is agreed by the parties to be or is held by any court or other competent authority to be void or unenforceable in whole or part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid save that such illegal void or unenforceable provision or part thereof shall be deemed to be excised herefrom.

19.5         This Agreement shall be governed by and construed in all respects in accordance with the laws of England, and the parties hereby submit to the exclusive jurisdiction of the English courts.

IN WITNESS whereof this Agreement has been executed by the duly authorised representatives of the parties the day and year first above written

For and on behalf of

CAMBRIDGE LABORATORIES LIMITED

trading as

CAMBRIDGE LABORATORIES IRELAND

Signed:	/s/ MARK P. EVANS

Name:	MARK P. EVANS

Title:	CEO

For and on behalf of

LABORATOIRES FOURNIER S.A.

Signed:	/s/ Pierre Noustial

Name:	Pierre Noustial

Title:	CEO

Schedule 1

Technical Conditions

1.             Raw Materials

Manufacturer will be responsible for ensuring that each batch of Raw Materials (other than those supplied by or on behalf of Cambridge) complies with the Raw Materials Specifications. Manufacturer shall be responsible for testing all Raw Materials (other than those supplied by or on behalf of Cambridge) to determine compliance of such with the Raw Materials Specifications. Cambridge will be responsible for ensuring that each batch of Raw Materials that it may provide to Manufacturer complies with the Raw Materials Specifications, and that it has obtained a Certificate of Conformance signed by a Qualified Person of each Raw Materials supplier, if applicable. Cambridge shall ensure that the Manufacturer (either directly or through a third party consultant, if so required by the suppliers) may audit the suppliers of Active Substance and any Raw Materials supplied by Cambridge.

Manufacturer will ensure that Raw Materials (other than those supplied by or on behalf of Cambridge) are only sourced from the list of approved suppliers listed in the Specifications, which list may be amended from time to time by mutual agreement between the parties. Notwithstanding the foregoing, in the event that Manufacturer is unable to obtain sufficient Raw Materials from such suppliers, it shall inform Cambridge and the parties shall come together to find another source of supply thereof. In the event of such shortage of Raw Materials, Manufacturer shall not be liable for any delay in supplying the Product to Cambridge.

Manufacturer shall store all Raw Materials in accordance with GMP and the storage requirements of the supplier of such Raw Materials.

Manufacturer shall use Raw Materials on the basis of shortest Expiry/Retest Date first.

2.             Manufacturing, Packaging and Product Specifications

The Specifications are set forth in Schedule 2 to the Agreement. Any changes to the Specifications must be the subject of a written amendment agreed between the parties prior to implementation. The Specifications shall be treated as confidential Information of Cambridge.

Cambridge will inform Manufacturer promptly of any changes that are to be made to the terms of the Marketing Authorisations for the Product which may require a change to the Specifications.

Cambridge is responsible for ensuring that each batch of Active Substance it supplies complies with the Specifications.

Manufacturer may make propositions to Cambridge regarding Product’s primary and secondary packaging. Notwithstanding the foregoing, Cambridge is responsible for ensuring that the Product primary and secondary packaging and labelling complies with the Specifications, does not infringe any third party rights, and complies with all applicable rules and regulations.

3.             Quality Control

Manufacturer shall be responsible for carrying out appropriate quality control of the Raw Materials (other than those supplied by or on behalf of Cambridge) it uses in the Manufacture of the Product to ensure that the same comply with the Specifications.

Manufacturer shall be responsible for the quality control of any intermediate and finished Product in accordance with the Manufacture Specifications to ensure that the same comply with the Product Specifications.

4.             Reworked Product

Manufacturer will not subject any Product manufactured by it under this Agreement to any re-processing unless it uses a method agreed by Cambridge. Notwithstanding the foregoing, Manufacturer may rework the Product, provided that it notifies Cambridge in advance of such reworking.

5.             Product Release

Manufacturer is responsible for releasing the Commercial Packs on the market by providing:

• a Certificate of Analysis

• a Certificate of Conformance

• a release statement signed by a Qualified Person.

Manufacturer is responsible for certifying that the Export Packs are suitable for further packaging operations by providing:

• a Certificate of Analysis

• a Certificate of Conformance

6.             Batch Documentation

Manufacturer shall retain at its premises Manufacturing records (including the Specifications and the manufacturing, packaging and quality control and quality assurance records for each batch of Product) in order to comply with GMP and this Agreement. Notwithstanding the forgoing all title in the Manufacturing records shall be owned by Cambridge, shall be treated by Manufacturer as confidential Information of Cambridge and shall not be used or disclosed by Manufacturer other than for the purposes of this Agreement and where necessary for disclosing to the relevant Regulatory Authorities.

Manufacturer will keep under safe and secure storage the Manufacturing records for each batch of Product for a period of five years or such other period as required by GMP. Manufacturer must ensure this documentation is available for inspection by authorised Cambridge personnel a maximum of 3 times a year on reasonable notice. Upon expiry of the period it is required to keep the Manufacturing records Manufacturer shall notify Cambridge in writing that it intends to destroy such and, in the absence of any response from Cambridge within three months of

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notification, Manufacturer may destroy or otherwise dispose of the said records or such samples in a safe and controlled manner.

Manufacturer will submit to Cambridge, as soon as practicable following a written request from Cambridge, copies of all the Manufacturing records.

7.             Audits

Manufacturer will allow, once a year during normal business hours and upon reasonable notice, authorised representatives of Cambridge to inspect the relevant parts of its premises where the Manufacture of the Product is carried out or the Product or Raw Materials are stored and to inspect the process of Manufacture. Manufacturer will permit Cambridge to conduct additional such inspections in the event that such are required due to a Product safety or manufacturing problem. Notwithstanding, the foregoing, Manufacturer’s obligation to allow such visitors is on condition that: (a) Cambridge procures that such visitors agree in writing to observe the requirements of Manufacturer regarding security, health and safety, confidentiality or any other applicable regulations at the relevant premises and (b) any visit shall be under the specific supervision of Manufacturer.

Manufacturer will allow representatives of any Regulatory Authority to inspect the relevant parts of its premises where the Manufacture of the Product is carried out or the Product or Raw Materials are stored and to inspect the process of Manufacture. Cambridge must promptly inform Manufacturer (i) of any request of any Regulatory Authority to carry out such an inspection, and (ii) of each new marketing application, change thereto or other document filed with Regulatory Authorities which might trigger an inspection.

Each party shall provide the other party with full written reports of any inspection by a Regulatory Authority pertaining to the Manufacture of the Product and shall obtain the other party’s prior written approval to any written responses to any issues raised by any Regulatory Authority pertaining to the Manufacture of the Product.

8.             Customer Complaints

Each party shall promptly inform the other party of all material complaints or problems relating to the Product of which it becomes aware. Upon the request of the other party, each party shall promptly supply to the other party all reasonable and relevant information needed for the investigation of customer complaints or other concerns with respect to the quality of the Product. The responsibility to reply to the customer/patient will be with Cambridge.

9.             Recalls

Cambridge shall be responsible for conducting any recall of defective Product and Manufacturer shall co-operate with and give all reasonable assistance to Cambridge in conducting any such recall, at Cambridge’s expense.

Cambridge shall keep Manufacturer informed of any Adverse Event involving the Product or products containing the same active ingredient as the Product coming to their attention.

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Cambridge shall keep Manufacturer informed of any material change or event in the market relevant to the Product coming to their attention and able to be disclosed to the other.

10.          Samples

Manufacturer shall, with each Batch of Product supplied to Cambridge, provide to Cambridge, at no additional costs, the quantities of samples of the Product as set forth in the Specifications to enable Cambridge to perform quality control or address any issue arising under clause 7 of the Agreement.

A sample of finished Product and Raw Materials (excluding solvents, gasses and water) will be retained and stored by Manufacturer under conditions consistent with the Product and Raw Materials labelling and GMP. Manufacturer will allow Cambridge access to these samples once a year on reasonable written notice in normal business hours. Exceptional access may also be granted in the event of a problem in the Manufacture of the Product. The sample size of each batch of finished Product and Raw Materials will be as defined in the Specifications.

Samples of finished Product will be stored for one year beyond the expiry of the formulated Product.

Samples of Raw Materials will be kept for a minimum of five years if their stability allows and Manufacturer will notify Cambridge of any instability likely to affect the ability to store such samples for the stated minimum period.

11.          Disposal Of Samples Printed Packaging Materials And Rejected Product

Samples, printed packing materials and rejected Product will be disposed of by Manufacturer in a safe and controlled manner.

12.          Acceptable Waste Levels

Cambridge and Manufacturer agree that during Manufacture of the Product, a certain level of Raw Materials and Active Substance waste is unavoidable, and therefore agree that the level of acceptable waste shall be a yearly batch average of 5%. Such percentage shall be confirmed by the parties after Validation.

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Schedule 3

Prices

Part A

Validation costs

Upon completion of Validation, for supply of completed validation data on 12.5mg and 25mg tablets of Product, Cambridge to pay Manufacturer:  {***}† broken down as follows:

•                                          {***}† for purchasing Raw Material and specific equipment and analytical transfer report

•                                          {***}† for setting-up the process and manufacturing the regulatory batches

•                                          {***}† for manufacturing the validation batches and providing the 3 months stability data of regulatory batches

•                                          {***}† for 6 months stability data

•                                          {***}† for 12 months stability data

•                                          {***}† for 18 months stability data

•                                          {***}† for 24 months stability data

•                                          {***}† for 36 months stability data

•                                          {***}† for 48 months stability data

•                                          {***}† for 60 months stability data

Cambridge shall pay Manufacturer such amounts upon receipt of the corresponding invoices.

Part B

Product Supply price

For supply of packs of 12.5mg and 25mg tablets of Product following Validation, Cambridge shall pay Manufacturer the amounts, as set out below:

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Pack Presentation	Price/Pack of 112 tablets € EXW
HDPE bottles with	Where total tablet quantity per annum** is
induction sealed CRC	up to 20 million	more than 20 million

Export Pack	{***}†	{***}†

100 packs in labeled shipper

Commercial Pack Xenazine 25 etc With label/leaflet combination 10 packs in labeled shrink-wrap, 10 x 10 in labeled shipper	{***}†	{***}†

Additional Work	5,000 packs pa	20,000 packs pa	50,000 packs pa

Over labeling Export Packs presenting as 10 packs in labeled shrink-wrap 10 x 10 in labeled shipper	{***}†	{***}†	{***}†

•                  Annual Quantities calculated at submission of January Vendor Schedule each year.

Part C

Amortization of Capital Expenditures

The investment for the initial equipment and machine purchases and installation of the packaging line is estimated at {***}†.

Cambridge agrees to reimburse Manufacture for such capital expenditures pursuant to the amortization following schedule.

The amortization will be spread out over 5 years on a straight line basis, the first payment being made by Cambridge on the signature date of the Agreement and each following anniversary date thereof as indicated below:

2005        {***}†

2006        {***}†

2007        {***}†

2008        {***}†

2009        {***}†

In the event that for the purposes of the Manufacture of the Product, Manufacturer is required to make any other additional equipment or machines purchases, it shall submit such planned

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2

expenditures to Cambridge and after approval by Cambridge, Cambridge shall reimburse Manufacture for such expenditures in the same manner as set forth above.

Notwithstanding the foregoing, in the event that Manufacturer is able to use such equipment and machines for the manufacture of products other than the Products and Manufacturer is able to recover the amortization of the machines from a third party, Manufacturer will apply a reduction to the above-indicated amortization rates based on the percentage such machines and equipment are used for such third party client (taking into account the percentage of time used for such third party as compared to the use for Cambridge and the comparative volume of product manufactured for such third party). Cambridge shall have the right, not more than twice in any twelve month period and on reasonable notice and during normal working hours and in such manner as to limit disruption to Manufacturer’s activities, to inspect the machine log of the packaging line to confirm usage by parties other than Cambridge.

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Schedule 4

Trade Marks

Mark	Territory	Class	Number

NITOMAN	CTM	5	Pending application

XENAZINE	CTM	5	1832047

XENAZINA	CTM	5	2733327

NITOMAN	US	5	Pending application

XENAZINE	US	5	2839404

ZENAZINE	US	5	Pending application